UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2013

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 22, 2013, Harry L. Demorest was elected to the Board of Directors of Northwest Pipe Company (the “Company”) for a term expiring at the Company’s next Annual Meeting of Shareholders. Upon Mr. Demorest’s election, the Board of Directors has increased to eight members. Mr. Demorest was also appointed to the Audit Committee of the Company’s Board of Directors. The Board has determined that Mr. Demorest is an independent director in accordance with guidelines that the Company has adopted which comply with the listing standards set forth by the Nasdaq Stock Market.

Mr. Demorest has 15 years of experience in the forest products industry, most recently as CEO of Columbia Forest Products, until he retired in 2007. Prior to Columbia Forest Products, Mr. Demorest was the Office Managing Partner for Arthur Andersen and Co. from 1981 to 1991 in Portland, OR. Mr. Demorest has also served on the boards of several civic and charitable organizations. Mr. Demorest is a current board member at Columbia Forest Products, serving on its compensation and audit committees, and a former board member and audit committee chairman of a publicly traded manufacturer.

As a member of the Company’s Board of Directors, Mr. Demorest will receive an annual retainer of $30,000, $2,000 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. Mr. Demorest will also receive an award of $45,000 in 2013, payable in cash, an equivalent number of shares of Company common stock, or a combination thereof, at his election.

The Company issued a press release on February 28, 2013 announcing the election of Mr. Demorest to the Company’s Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibits are filed as part of this report:

99.1	Press Release issued by Northwest Pipe Company on February 28, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on February 28, 2013.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Vice President and Chief Financial Officer